Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO Resources, Inc. Announces Senior Executive Changes

DALLAS, TEXAS, August 11, 2014…EXCO Resources, Inc. (NYSE:XCO) (“EXCO”) today announced that, effective September 19, 2014, Richard A. Burnett will begin serving as EXCO’s Chief Financial Officer following the departure of Mark F. Mulhern, EXCO’s current Chief Financial Officer. Mr. Mulhern is leaving EXCO to return to his primary residence in Raleigh, North Carolina and to become a senior executive at a local real estate investment trust. Mr. Mulhern joined EXCO as its Chief Financial Officer in April 2013 after serving on its Board of Directors since 2010.

Mr. Burnett joined EXCO in November 2013 and currently serves as EXCO’s Vice President and Chief Accounting Officer. Mr. Burnett was previously an audit partner at KPMG where he spent 12 years primarily serving the oil and gas industry. He began his career at Arthur Andersen LLP and moved to KPMG in 2002. In addition to previously being the audit partner for EXCO, his other clients included Clayton Williams, Halliburton, Headington Resources, Hillwood Energy, Hunt Oil Company and its related affiliates, REX Energy and Select Energy Services. Mr. Burnett’s last role at KPMG was as a partner in the Transaction Services Practice assisting clients and private equity groups with buy and sell-side due diligence, financial modeling, and various structuring matters.

Jeff Benjamin, EXCO’s chairman commented, “We are pleased to welcome Ricky Burnett as EXCO’s new Chief Financial Officer. Most of the Board members have known and worked closely with Ricky for almost a decade. We are confident that Ricky’s extensive financial expertise and his background not only with EXCO but also with others in the oil and gas industry will enable a seamless transition consistent with EXCO’s management succession plan.

On behalf of EXCO’s board of directors, I would also like to express our sincere appreciation to Mark for the last five years of his service and leadership initially as an EXCO director and then as a senior executive assisting EXCO with numerous transitional initiatives. We wish him well in his new endeavor.”

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, acquisition, development and production company headquartered in Dallas, Texas with principal operations in Texas, Louisiana and the Appalachia region.

Additional information about EXCO may be obtained by contacting Chris Peracchi, Vice President and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.